  Exhibit 99.1

Youngevity International Receives Nasdaq Staff Determination Letter Regarding Delisting due to Non-Compliance with Listing Rule 5250(c)(1) and Notification Letter Regarding Non-Compliance with Minimum Bid Price Requirement

SAN DIEGO, Calif. —October 2, 2020 – Youngevity International, Inc.: (NASDAQ: YGYI) (the “Company”), a leading multi-channel lifestyle company operating in three distinct business segments including a commercial coffee enterprise, commercial hemp enterprise and multi-channel lifestyle company, today announced that on September 29, 2020 it received a Staff Determination Letter (the “September Notification”) from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) stating that the Staff of Nasdaq (the “Staff”) has determined that the Company did not meet the terms of the exception previously granted to it by Nasdaq (the “Exception”) pursuant to the notification letter received by the Company on August 11, 2020. Under the Exception, the Company was obligated to have filed its Annual Report on Form 10-K for the year ended December 31, 2019, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 (the “Delinquent Filings”) by September 28, 2020, in order to regain compliance with Nasdaq Listing Rule 5250(c)(1) (the “Rule”). The September Notification also provided that the Company would be subject to suspension unless the Company timely requested a hearing before a Nasdaq Hearings Panel (the “Panel”). Accordingly, the Company intends to timely request a hearing before the Panel. Under Nasdaq’s rules, this will result in an automatic stay of any suspension or delisting action through October 21, 2020. In connection with the hearing request, the Company will also be requesting the stay be extended until the Panel issues its decision following the hearing and through the expiration of any additional extension period granted by the Panel. The Company’s securities will continue to trade on Nasdaq under the symbols YGYI and YGYIP while the stay remains in place. However, there can be no assurance that the Panel will grant the Company’s request for continued listing on The Nasdaq Capital Market, or that the Company will ultimately regain compliance.

Additionally, on September 29, 2020, the Company received a notification (the “Notification”) from the Staff stating that the Company has fallen below the $1.00 minimum bid price requirement of Nasdaq Listing Rule 5550(a)(2) (“Rule 5550(a)(2)”) based on the closing bid price of the Company’s common stock for the previous 30 consecutive trading days. The Company has a compliance period of 180 calendar days in which to regain compliance prior to any further action being taken by Nasdaq. If at any time during this 180-day period the closing bid price of the Company’s common stock is at least $1.00 for a minimum of 10 consecutive business days, the Company may be deemed to have regained compliance with Rule 5550(a)(2).

The Company intends to regain compliance with the minimum bid price requirement of Rule 5550(a)(2) within the 180-day compliance period, though there can be no assurance that it will be able to do so.

About Youngevity International, Inc.

Youngevity International, Inc. (NASDAQ: YGYI), is a multi-channel lifestyle company operating in 3 distinct business segments including a commercial coffee enterprise, a commercial hemp enterprise, and a multi-vertical omni direct selling enterprise.  The Company features a multi country selling network and has assembled a virtual Main Street of products and services under one corporate entity, YGYI offers products from the six top selling retail categories: health/nutrition, home/family, food/beverage (including coffee), spa/beauty, apparel/jewelry, as well as innovative services. For investor information, please visit YGYI.com. Be sure to like us on Facebook and follow us on Twitter

Safe Harbor Statement

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, and includes statements regarding completion of our Annual reports on Form 10-K and Quarterly Reports on Form 10-Q, the Company’s intention to appeal the determination by the Staff, and the Company’s ability to regain compliance with the minimum bid price requirement. These forward-looking statements are based on management’s expectations and assumptions as of the date of this press release and are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, our ability to file our Quarterly Reports on Form 10-Q for the period ended March 31, 2020 and June 30, 2020  and Annual Report on Form 10-K for the year ended December 31, 2019, and our ability to regain compliance with the $1.00 minimum bid price requirement, our ability to regain compliance with the Nasdaq requirements, and thereafter maintain compliance with the Nasdaq requirements, our ability to file a formal appeal with the Nasdaq Hearing Panel and achieve a successful outcome, our ability to continue our coffee segment and hemp segment growth, our ability to continue our international growth, our ability to leverage our platform and global infrastructure to drive organic growth, our ability to return to profitability, expand our liquidity, and strengthen our balance sheet, the acceptance of the omni-direct approach by our customers, our ability to expand our distribution, our ability to add additional products (whether developed internally or through acquisitions), and the other factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2018 and our subsequent filings with the SEC, including subsequent periodic reports on Forms 10-Q and 8-K. The information in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

Contacts:
Youngevity International, Inc.
Dave Briskie
President and Chief Financial Officer
1 800 982 3189 X6500

Investor Relations
YGYI Investor Relations
investors@ygyi.com